10.93b

December 5, 2006

Mr. Lany Tiffany
1865 Shadow Ridge Terrace
Olney, MD. 20832

RE: Extension of Employment Arrangement

Dear Larry:

Gene Logic Inc. and you have previously entered into an employment arrangement as detailed in an offer letter dated June 21, 2006. This arrangement was modified' and extended on August 30, 2006. I am now proposing to further extend the term of that employment upon the following conditions:

•
Term of employment: The term of employment would be extended to January 31, 2007, but would be terminable prior to that date by either party upon thirty days prior written notice, which notice period may be shortened by mutual written agreement. On or before January 31, 2007, we will discuss a further extension of this employment. If the position converts to regular full-time, then this position with GLGC is one of an employee-at-will and is terminable by either party, with or without cause.

•	Base Salary, Title and Position: unchanged from the original offer letter of June 21, 2006.
•
Holiday Pay: As was stated in the extension letter of August 30th, 2006, in lieu of a cash bonus the Company would agree to give you limited paid time off. For the period from January 1, 2007 to January 31, 2007, the Company would agree to give you paid time off for New Years Day, January 1 st, 2007 at your agreed daily base salary rate so long as your employment continues beyond this holiday.

•	Other terms: Except as specifically modified herein and in the extension letter of August 30th, 2006, your employment continues upon the terms specified in the letter of June 21, 2006.

This agreement is subject to approval of the Board of Directors of GLGC.

If this is acceptable to you, please so indicate by signing and returning to me a copy of this letter, which will then constitute our agreement to extend the employment arrangement as described above, subject to obtaining Board approval.

THE ABOVE PROPOSAL IS HEREBY ACCEPTED.

/s/ Larry Tiffany	2/8/07
Signature	Date

Larry Tiffany
Printed Name